EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter Earnings

MARIETTA, Pa., Oct. 22, 2010 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported that it had net income for the quarter ended September 30, 2010 of $4,909,879, or $.20 per share of Class A common stock on a diluted basis. Catastrophe and other weather-related losses impacted pre-tax results for the third quarter of 2010 by approximately $9.9 million after reinsurance, compared to $5.9 million for the third quarter of 2009. The catastrophe losses resulted from a number of wind and hail storms in the Company's Midwestern region. The Company reported net income of $6,744,851, or $.27 per share of Class A common stock on a diluted basis, for the third quarter of 2009.

Revenues for the third quarter of 2010 were $103,750,318, an increase of 9.3% over revenues for the third quarter of 2009, with net premiums earned of $94,948,843, an increase of 7.9% over net premiums earned for the year-earlier period. Net premiums written for the third quarter of 2010 were $101,905,860, representing an 8.8% increase over net premiums written for the third quarter of 2009, consisting of a 10.1% increase in commercial lines writings and an 8.4% increase in personal lines writings. Net premiums written for the third quarter of 2010 included $2.2 million in premiums assumed from Southern Mutual Insurance Company, which accounted for 2.3% of the overall increase.

The Company's combined ratio was 103.2% for the third quarter of 2010, reflecting the impact of the increased weather-related losses noted above as well as increases in fire losses and casualty claim severity compared to the third quarter of 2009.

The Company's expense ratio remained constant at 32.0% for the third quarters of 2010 and 2009, with both periods reflecting lower expenses incurred for underwriting-based incentive costs.

Net investment income was $4,709,458 for the third quarter of 2010, compared to $5,107,356 for the third quarter of 2009. The impact of lower fixed maturity investment yields offset investment income attributable to an increase in average invested assets compared to the year-earlier period. The Company had no impairments it considered to be other than temporary in its investment portfolio in the third quarters of 2010 or 2009.  Net realized investment gains from the sale of securities were $2,460,462 for the third quarter of 2010, compared to $189,230 for the year-earlier period.

Net income for the nine months ended September 30, 2010 was $6,884,365, or $.28 per share of Class A common stock on a diluted basis, compared to $11,302,279, or $.45 per share of Class A common stock on a diluted basis, for the nine months ended September 30, 2009. The Company's combined ratio for the first nine months of 2010 was 105.2%, compared to a combined ratio of 102.2% for the comparable period in 2009. The Company's loss ratio was 73.0% for the first nine months of 2010, compared to 70.7% for the first nine months of 2009.  The increase in 2010 compared to the year-earlier period primarily reflected increased fire and weather-related claim activity, partially offset by significantly improved prior accident year reserve development, in the first nine months of 2010.

The Company's total stockholders' equity, or book value, increased 7.7% to $394,775,506, a per common share amount of $15.46, at September 30, 2010, compared to $385,505,699, a per common share amount of $15.12, at December 31, 2009. The Company attributes this increase in book value primarily to $7.9 million of net after-tax unrealized gains in the fair value of its available-for-sale fixed maturity investments during the first nine months of 2010.

"We are pleased to report an increase in premium writings during the quarter and a significant improvement in our quarterly net income compared to the first two quarters of the year. While we see a number of positive trends, we are not satisfied with our 2010 underwriting results and are taking measures, including rate increases in various lines of business, to improve underwriting profitability in a number of our operating areas and product lines where we are not achieving our profit objectives. We are pleased with the progress related to our previously-announced agreement to acquire Michigan Insurance Company, and we expect to complete this acquisition during the fourth quarter of 2010," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.

On October 21, 2010, the Company's board of directors declared a quarterly cash dividend payable November 15, 2010 of $.115 per share of Class A common stock and $.1025 per share of Class B common stock to stockholders of record as of the close of business on November 1, 2010.

The Company will hold a conference call and webcast on Friday, October 22, 2010, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

The insurance subsidiaries of Donegal Group Inc. conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property-casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from the ongoing recession in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and the other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Financial Highlights
(unaudited)

	Quarter Ended September 30
	2010	2009

Net premiums earned	$ 94,948,843	$ 87,997,723
Investment income, net of investment expenses	4,709,458	5,107,356
Net realized investment gains	2,460,462	189,230
Total revenues	103,750,318	94,882,167

Net income	$ 4,909,879	$ 6,744,851

Net income per common share:
Class A common stock - basic	$ 0.20	$ 0.27
Class A common stock - diluted	$ 0.20	$ 0.27
Class B common stock - basic and diluted	$ 0.18	$ 0.24

	Nine Months Ended September 30
	2010	2009

Net premiums earned	$ 279,323,348	$ 263,887,611
Investment income, net of investment expenses	14,608,439	15,731,106
Net realized investment gains	4,447,065	893,225
Total revenues	303,126,520	285,207,201

Net income	$ 6,884,365	$ 11,302,279

Net income per common share:
Class A common stock - basic	$ 0.28	$ 0.45
Class A common stock - diluted	$ 0.28	$ 0.45
Class B common stock - basic and diluted	$ 0.25	$ 0.41

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30
	2010	2009

Net premiums earned	$ 94,949	$ 87,998
Investment income, net of investment expenses	4,709	5,107
Net realized investment gains	2,460	189
Lease income	232	233
Installment payment fees	1,400	1,349
Other income	--	6
Total revenues	103,750	94,882

Net losses and loss expenses	67,402	58,609
Amortization of deferred policy acquisition costs	16,388	14,791
Other underwriting expenses	14,019	13,345
Other expenses	502	335
Policyholder dividends	220	252
Interest	184	185
Total expenses	98,715	87,517

Income before income tax expense	5,035	7,365
Income tax expense	125	620

Net income	$ 4,910	$ 6,745

Net income per common share:
Class A common stock - basic	$ 0.20	$ 0.27
Class A common stock - diluted	$ 0.20	$ 0.27
Class B common stock - basic and diluted	$ 0.18	$ 0.24

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A common stock - basic	19,965,942	19,905,174
Class A common stock - diluted	19,965,942	19,905,174
Class B common stock - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 101,906	$ 93,624

Book value per common share at end of period	$ 15.46	$ 15.36

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30
	2010	2009

Net premiums earned	$ 279,323	$ 263,888
Investment income, net of investment expenses	14,608	15,731
Net realized investment gains	4,447	893
Lease income	688	689
Installment payment fees	4,060	3,957
Other income	--	49
Total revenues	303,126	285,207

Net losses and loss expenses	203,893	186,461
Amortization of deferred policy acquisition costs	48,549	44,158
Other underwriting expenses	40,835	38,548
Other expenses	1,666	1,153
Policyholder dividends	465	587
Interest	537	1,589
Total expenses	295,945	272,496

Income before income tax expense	7,181	12,711
Income tax expense	297	1,409

Net income	$ 6,884	$ 11,302

Net income per common share:
Class A common stock - basic	$ 0.28	$ 0.45
Class A common stock - diluted	$ 0.28	$ 0.45
Class B common stock - basic and diluted	$ 0.25	$ 0.41

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A common stock - basic	19,950,170	19,895,840
Class A common stock - diluted	19,950,170	19,895,840
Class B common stock - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 297,196	$ 275,208

Book value per common share at end of period	$ 15.46	$ 15.36

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 66,005	$ 73,807
Available for sale, at fair value	563,277	517,704
Equity securities, at fair value	12,715	9,915
Investments in affiliates	9,184	9,309
Short-term investments, at cost	28,631	56,100
Total investments	679,812	666,835
Cash	12,729	12,924
Premiums receivable	71,950	61,187
Reinsurance receivable	95,515	84,670
Accrued investment income	6,421	6,203
Deferred policy acquisition costs	34,844	32,844
Prepaid reinsurance premiums	64,498	56,041
Property and equipment, net	6,326	6,592
Deferred tax asset, net	1,553	5,087
Accounts receivable - securities	350	588
Other assets	2,104	2,631
Total assets	$ 976,102	$ 935,602

Donegal Group Inc.
Consolidated Balance Sheets (continued)
(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 278,636	$ 263,599
Unearned premiums	268,150	241,821
Accrued expenses	9,699	10,579
Subordinated debentures	15,465	15,465
Due to affiliate	893	3,813
Accounts payable - securities	1,554	6,829
Other liabilities	6,929	7,990
Total liabilities	581,326	550,096
Stockholders' equity:
Preferred stock	--	--
Class A common stock	206	206
Class B common stock	56	56
Additional paid-in capital	166,685	164,585
Accumulated other comprehensive income	22,474	15,007
Retained earnings	214,605	214,756
Treasury stock, at cost	(9,250)	(9,104)
Total stockholders' equity	394,776	385,506
Total liabilities and stockholders' equity	$ 976,102	$ 935,602
CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President
           & Chief Financial Officer
          (717) 426-1931
          Fax  (717) 426-7009
          jeffmiller@donegalgroup.com